Exhibit 4.20

INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT

(The original of this agreement has been written in Chinese, which will be the controlling language in all respects. Translations into English is for reference only and will have no legal or other effect.)

Party A (“Seller”): Shenzhen HipHopJust Information Technology Co., Ltd (深圳市嘻哈酱信息技术有限公司)

Uniform Social Credit Code: [*]

Party B (“Buyer”): Shenzhen Jam Box Technology Co., Ltd (深圳市果酱盒子科技有限公司)

Unified Social Credit Code: [*]

The parties here to this agreement, through equal and voluntary negotiation, enter into this agreement in accordance with the Civil Code, the Copyright Law of the People’s Republic of China, the Trademark Law of the People’s Republic of China and relevant regulations.

1. Basic information on intellectual property rights

1.1 Intellectual property information

The intellectual property agreed in this agreement are: all computer software and trademarks required for the operation of the “Jam Box” store management system, JAMYO Android platform mobile phone software, Android platform mobile phone software and other “Jam Box” system, including but not limited to the small programs and all program source “code” of the software listed above. (See Annex II for details)

(Hereafter referred to as “Jam Box Intellectual Property”)

1.2 Seller’s Property Condition Disclosure Statement

Party A shall enjoy all the legal ownership of the intellectual property rights of Jam Box Intellectual Property.

1.3 Chain of Title Statement

Party A undertakes that the intellectual property rights of Party A’s Jam Box Intellectual Property are original and do not involve the rights of other original works. Party B shall have the right to acquire and exercise the rights on Party A’s Jam Box Intellectual Property in accordance with this agreement without consent of any third party shall assume.

1.4 Prior License

Party A undertakes that: as of the time of signing this agreement, Party A, the author and the original right holder (if any) granted to any third party to use the licensing rights agreed herein have been terminated upon expiration, and Seller has good and marketable title to the Jam Box Intellectual Property to be transferred to Buyer.

1.5 As of the time of signing this agreement, Party A has not transferred the rights agreed herein to any third party.

1.6. Commitment of Non-infringement

Party A represents that the intellectual property rights of the Jam Box Intellectual Property do not steal, plagiarize other people’s software or infringe upon the intellectual property rights, intellectual achievements and legitimate rights and interests of any other third party.

1.7 Party A confirms that the above information is true.

2. Transfer of Intellectual Property Rights

2.1 Party A confirms that Jam Box Intellectual Property worldwide is transferred to Party B within the scope of the volume of all the copyright (except for personal rights not allowed to transfer under the law) and trademark, as agreed upon in this agreement, including but not limited to rights to publication, modification, reproduction, distribution, information network transmission rights, all trademark rights and the related rights to profits.

2.2 Related Versions

Party A confirms that the copyright and trademark rights of the prior version (if any) of Jam Box Intellectual Property as agreed herein shall also be transferred together, and Party A shall not use them again.

2.3 Development Restrictions

Party A confirms that: after signing this agreement, it shall not use all or part of the code of Jam Box Intellectual Property for development; if Party A continues to develop the upgraded version or other versions of Jam Box Intellectual Property, all the copyright of the upgraded version or other versions shall also be owned by Party B.

3. Transfer Price and Payment Method

3.1 The total transfer price is one million YUAN (RMB1,000,000).

3.2 Payment Method: Party A shall make the payment to the account designated by Party A in a lump sum within 5 business days after the aforementioned software copyright and other systems are delivered, and the VAT invoice is issued.

3.3 Receipt Account Designated by Party A:

Account Name: [*]

Account Number: [*]

Bank: China Merchants Bank Shenzhen Branch Longgang Sub-branch (招商银行深圳分行龙岗支行)

3.4 Invoice

Party A shall provide Party B with a formal VAT invoice in full amount. Invoice information requirement is provided as follows:

Account Name: [*]

Bank: Industrial and Commercial Bank of China Shenzhen Luohu Sub-branch (工商银行深圳罗湖支行)

4. Effectiveness

Both parties confirm that the transfer of intellectual property shall be in full force and effect upon the effective date of this agreement and Party B shall acquire the right to transfer.

5. Delivery

5.1 Within fifteen (15) business days from the date of executing this agreement, Party A shall deliver to Party B all materials related to the Jam Box Intellectual Property, including but not limited to:

5.1.1 Complete source code: all complete source code implementing the functions and features of the software listed in the attachment;

5.1.2 Affiliated documents: the relevant description documents of the source program and the description of the key algorithm, including but not limited to the diagram of the overall functional framework of the program, the class diagram and the class relationship diagram, the description document of the key algorithm, the program annotation of the key code, etc.

5.1.3 Party A shall handle the trademark transfer procedures (a third party may be entrusted as an agent), and shall submit all the materials to the Trademark Office of China National Intellectual Property Admission (hereinafter referred to as “the Trademark Office”) within fifteen (15) days from the date of executing this agreement, and Party B shall cooperate to provide the relevant materials.

5.1.4 From the date of executing this agreement to the date when the Trademark Office approves the trademark transfer announcement (hereinafter referred to as the “Date of Announcement”), Party A permits Party B to use all the trademarks listed in Appendix II as follows:

License type: Exclusive license.

License fee: The license fee is included in the transfer price agreed upon in this agreement, and party B does not need to pay the license fee separately.

Geographical scope: within the country or region where the trademark is registered.

Right of action: Party B has an independent and complete right of action, and the compensation obtained for the rights of action belongs to Party B.

6. Registration Rights

6.1 After the execution of this agreement, Party A shall cooperate with the regulatory authorities to handle the procedures of software copyright transfer agreement registration, software copyright change registration, computer software filing and the transfer of trademark right. (See Annex II for details)

6.2 Party A shall bear all the expenses required for the registration procedures thereof.

7. Represents and Warranties

7.1 Each Party represents and warrants, and covenants to the other Party as follows:

7.1.1 Except as expressly agreed herein, each Party has all legal rights necessary to sign into and perform all its obligations under this agreement and all internal and external approvals, authorization and permission, including but not limited to the approval of the shareholders’ meeting and the board of directors as required by law and articles.

7.1.2 The documents and materials submitted by each Party are true, comprehensive and valid.

7.2 Party A represents that:

7.2.1 Ability and qualification to sign and perform this agreement.

7.2.2 The intellectual property certificates of Jam Box Intellectual Property submitted by Party A are all authentic and valid.

7.2.3 The right to truly and completely dispose of the transfer right.

7.2.4 After the execution of this agreement, it shall not license, transfer or dispose of the transfer rights agreed upon herein in any similar way to any third party.

7.3 Party B represents that:

7.3.1 Ability and qualification to sign and perform this agreement.

7.3.2 Payment shall be made in accordance with the payment method agreed herein.

8. Confidentiality

8.1 The parties hereto guarantee to keep confidential the documents and materials (including but not limited to trade secrets, company plans, business activities, financial information, technical information, business information and other business secrets) known to other parties during the discussion, signing and performance of this agreement. Without the consent of the original provider of the information and documents, no other party shall disclose all or part of the trade secret to any third party.

The above confidentiality obligations shall survive the termination or expiration of this agreement.

8.2 The protection of the confidential information provided in this agreement shall NOT apply to the following circumstances:

(1) confidential information has been disclosed or obtained from the public field before it is disclosed to the recipient;

(2) on the premise that the confidentiality obligation agreed herein has not been violated, the confidential information has been disclosed or can be obtained from the public field;

(3) the recipient (“the Receiver”) shall recognize the confidential information (through questioning, requesting information or documents, summons, civil or criminal mediation or other procedures) as required by the court or other legal or administrative departments. In case of such occurrence, the Receiver shall promptly notify the provider (“the Provider”) and make necessary explanations, give the Provider a reasonable opportunity to review the content and scope of the disclosure, and allow the Provider to dispute the procedure or seek necessary relieves;

(4) failure to perform or fully perform the confidentiality obligations specified in this agreement due to legal force majeure, both parties shall not be liable for breach of the agreement; either or both parties shall continue to perform this agreement within a reasonable time after the impact of force majeure is eliminated. In the event of the above circumstances, the Receiver shall give a notice to the Provider within a reasonable time and shall provide valid evidence to explain it.

9. Liability for Breach of Agreement

9.1. If Party A constitutes a material breach of the agreement, Party B shall have the right to terminate this agreement, require Party A to refund all the fees and expenses paid by Party B, and require Party A to pay liquidated damages equal to 20% of the agreement price. The following circumstances constitute material breach of the agreement:

9.1.1 Party A does not have the right to effectively dispose of the intellectual property rights hereunder;

9.1.2 Party A has an undisclosed prior license;

9.1.3 After the signing of this agreement, Party A still permits, transfers or similarly dispose of the transfer rights to any third party.

9.2 Any party otherwise in violation of this agreement shall compensate the non-breaching party all losses, including but not limited to the non-breaching party’s direct loss, loss of benefits, compensation costs/ penalty/ fine, collection fees/ notary fees, litigation costs, lawyer fees paid by the non-breaching party and other reasonable expenses paid.

10. Miscellaneous

10.1 Force Majeure

10.1.1 Definition of force majeure: refers to all events that occur after the execution of the agreement, are unforeseeable at the execution of this agreement, the occurrence and consequences are unavoidable or overcome, and hinder the performance in whole or in part of either party. The above events include earthquakes, typhoons, floods, fires, wars, disruption of international or domestic transportation, epidemics, strikes, and other events recognized as force majeure under Chinese law or general international business practices. A lack of funds shall not be regarded as a force majeure event.

10.1.2 Consequences of force majeure:

(1) Neither Party will be held liable to the other Party, nor be deemed to have defaulted under or breached this agreement for pause in performing any obligation under this agreement to the extent such pause is caused by or results from a force majeure event defined above, and one Party’s obligations under this agreement are thus affected.

(2) The affected Party shall promptly notify the other Party of such force majeure circumstances in writing, and, within fifteen (15) days thereafter, and shall provide sufficient evidence of the occurrence and duration of the force majeure.

(3) In the event of force majeure, the parties shall immediately consult with each other to find a fair solution, and all reasonable efforts shall be undertaken to cure such impact of force majeure circumstances.

(4) Liability for delay in pecuniary debts shall not be relieved by force majeure.

(5) Force majeure occurring during the delay of performance shall not have the effect of exemption.

10.2 Interpretation of Agreement

10.2.1 The title and numbers of the different terms and sub-terms of this agreement are for the convenience of reference only, and shall not constitute a part of this agreement, and shall not be the basis for interpreting any terms, rights and obligations hereunder.

10.2.2 In this agreement, “above”, “below” and “within” include the mentioned number, “over”, “less” and “outside” do not include the mentioned number, and “before”, “after” or similar expressions of a certain date include the date of the mentioned period.

10.2.3 In case of the amount or quantity used in this agreement, in case of case inconsistency, the word shall prevail.

10.2.4 If there is a conflict between the meaning of the text of the agreement and the annex, it shall be handled according to the expressed statement in the body or the annex. In the absence of an expressed statement, the parties shall try to understand the whole agreement (including the body and annexes) as a whole, and the most explicit and specific terms to achieve the purpose of the agreement shall be given priority.

11. Contact Information

11.1 To better perform this agreement, both parties shall provide the following contact information:

(1) Party A’s contact information

Contact person: Jia LIN (林嘉)

Address: B1-09, Wankeli Street, Sanguan East Road, Jixiang Community, Longcheng Street, Longgang District, Shenzhen (深圳市龙岗区龙城街道吉祥社区三馆东路万科里街 B1-09)

Mobile phone: [*]

(2) Party B’s contact information

Contact person: Hainan YI (易海南)

Address: Shenzhen Bay Technology Ecological Park, Nanshan District, Shenzhen (深圳市南山区深圳湾科技生态园)

Mobile phone: [*]

11.2 When delivered by email or other electronic means, the service shall be deemed valid on the date of delivery.

11.3 Upon delivery by courier, date of receipt or the third (3) day after delivery (whichever earlier) shall be deemed valid; it shall be deemed to be delivered if the other party refuses to receive or returns.

11.4 The above contact information also serves as valid addresses of judicial service.

11.5 If a party changes the contact information, it shall notify the other party in writing; otherwise, the contact information shall still be deemed valid, and the failure to notify the party shall bear the responsibilities arising therefrom.

11.6 This term is independent and is not affected by the validity of the agreement or other terms, and is permanently valid.

12. Dispute Resolution

Any dispute arising from or related to this agreement and the order/ appendix/ supplementary agreement (if any) shall be settled by the parties through negotiation or mediated by the relevant authorities. If consultation or mediation fails, a lawsuit shall be filed to the competent people’s court.

13. Supplemental Provisions

13.1 This agreement is made in duplicate, with each party holding one copy. Each copy shall have the same legal effect.

13.2 For matters not covered herein, both parties shall negotiate and sign a supplementary agreement separately.

13.3 This agreement shall immediately take effect after its being signed or stamped with official seal by the parties.

13.4 This agreement includes Appendix I (Author’s Consent to Transfer) and Appendix II (List of Intellectual Property).

(The text of the agreement ends here)

Date of Execution：January 10, 2022

Party A (Sealed)：

Legal representative or authorized representative：

/s/ Shenzhen HipHopJust Information Technology Co., Ltd

Party B：

Legal representative or authorized representative：

/s/ Shenzhen Jam Box Technology Co., Ltd

Annex I: Author’s Consent to Transfer

Declarant:

ID Number:

The applicant is the participating developer of the Software and hereby declares that:

Agree that (the Seller) transfers all the copyright of the software to (the Buyer), confirm that the Buyer has the right to dispose of all the copyright of the software, and have no objection to the signing and performance of the copyright transfer agreement between the Seller and the Buyer.

Date: January 10, 2022

Signature:

Trademark information
No.	Trademark	Status	Registration Number	International Classification
1	果酱盒子	Registered	37744602	Class 41
2	果酱盒子	Registered	37753097	Class 42
3	JAMBOX	Registered	37764271	Class 41
4	JAMBOX	Registered	37751852	Class 42

Annex II: List of Intellectual Property

Computer Software Copyright
Full name of software	Version	Registration Number
Jam Box Store Management System (果酱盒子门店管理系统)	V2.3.0	2019SR0557322
The JAMYO Android mobile phone software (JAMYO安卓平台版手机软件)	V2.0.4	2017SR015521
HiphopJust Android mobile phone software (街舞酱安卓平台版手机软件)	V1.2.14	2016SR282424

Record URL
Website name	URL	Realm Name	Record license number
Jam Box (果酱盒子)	www.jamboxsys.com	www.jamboxsys.com	粤ICP备2022088124号-1